Exhibit 10.16

January 25, 2012

Christopher J. Morl

PO Box 1664

Rancho Santa Fe, CA 92067

Re: Transition from Ambit Biosciences Corporation

Dear Chris:

This letter sets forth the agreement (the “Separation Agreement”) that Ambit Biosciences Corporation (the “Company”) is offering to you to aid in your employment transition. Your receipt of the benefits specified by this Separation Agreement is contingent upon satisfaction of both of the following conditions (the “Conditions”): (1) you must sign this Separation Agreement and return it to the Company within twenty-one (21) days of receiving it, and allow it to become effective as specified in Section 14 below; and (2) you must sign the release attached hereto as Exhibit A (the “Release”) and return it to the Company within twenty-one (21) days after the Separation Date (as defined below), and allow it to become effective as specified therein. If both Conditions are satisfied, then the following terms and conditions shall apply:

1. Separation Date and Transition Period. Your last day of work with the Company and your employment termination date will be January 31, 2012 (the “Separation Date”). The period between the date hereof and the Separation Date shall be referred to herein as the “Transition Period.” Throughout the Transition Period, your employment with the Company shall remain at will. This means that the Company retains the right to accelerate the Separation Date and terminate your employment on any earlier date of its choosing, for any reason or for no reason, with or without cause or advance notice.

2. Duties During Transition Period. During the Transition Period, you will continue to report to the Chief Executive Officer of the Company (the “CEO”), your position will be Special Advisor to the CEO and you will continue to be paid your current base salary as in effect on the date hereof. Your duties during the Transition Period shall include transitioning your role as the Company’s primary contact with Astellas and such other activities and assistance as may be reasonably requested by the CEO (the “Transition Duties”). You will report to the Company’s offices, or other locations necessary or requested by the CEO, in order to perform the Transition Duties. You agree to devote your full and best business efforts and energies to the performance of the Transition Duties throughout the Transition Period.

3. Accrued Salary And Vacation. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation, if any, earned from inception of employment through the Separation Date, at your current base salary rate, subject to standard payroll deductions and withholdings.

Ambit Biosciences Corporation

4215 Sorrento Valley Boulevard

San Diego, CA 92121

tel 858-334-2100 fax 858-334-2198

www.ambitbio.com

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4. Severance Payments. Provided that the Conditions described above are satisfied and so long as you remain in strict compliance with the terms of this Separation Agreement, the Company will provide you with the following severance benefits:

(a) Severance. The Company will pay you severance an amount equal to six (6) months of your current base salary as of the Separation Date. This amount will be paid in a lump sum within ten (10) days after the effective date of the Release (as defined therein) (the “Release Effective Date”), subject to standard payroll deductions and withholdings.

(b) 2011 Bonus Amount. The Company will pay you as additional severance a payment in the amount of the bonus you would have received for 2011, as determined by the Board after considering 2011 Company performance against 2011 corporate goals. This amount will be paid in a lump sum within ten (10) days after the later of (i) the Release Effective Date or (ii) the determination of the amount of such payment by the Board, subject in any case to standard payroll deductions and withholdings.

(c) COBRA Continuation Coverage. Provided that you are eligible for and timely elect COBRA health insurance continuation coverage, the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for you, and your eligible family members, through the earlier of (i) the date that is twelve (12) months from the Separation Date; and (ii) the date that you have both commenced full-time employment with another company or business entity and have become eligible to participate in such company’s or business entity’s health insurance plan (such period, the “COBRA Payment Period”). You agree to notify the Company immediately of any such employment and eligibility.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on your behalf, the Company will pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your payment of COBRA premiums and without regard to the expiration of the COBRA Payment Period prior to the expiration of the twelve (12) month period following the Separation Date. Such Special Severance Payment shall end on the earlier of (x) the date that you have both commenced full-time employment with another company or business entity and have become eligible to participate in such company’s or business entity’s health insurance plan; and (y) the close of the twelve (12) month period following the Separation Date.

(d) Stock Option Vesting and Exercisability. Effective as of August 18, 2011, pursuant to the Company’s Amended and Restated 2011 Equity Incentive Plan (the “Plan”) you were granted options to purchase up to 344,433 shares of the Company’s common stock, which options are subject to vesting that is dependent upon the occurrence of a public offering by the Company or a Covered Transaction, as defined and as more fully set forth therein (the “Performance Vesting Options”). In addition, during your employment with the Company, you have been granted certain other options to purchase the Company’s common stock pursuant to the Plan that are subject to vesting depending upon your continued employment with the Company over time (and not upon the occurrence of a public offering by the Company or a Covered Transaction), as more fully set forth therein (the “Time Vesting Options”) (the Performance Vesting Options and the Time Vesting Options are collectively referred to as the “Options”). The following provisions shall apply with respect to the Options:

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(i) Notwithstanding any contrary provisions contained in the Time Vesting Options, the Time Vesting Options shall continue to vest in accordance with their terms for a period of six (6) months following the Separation Date to the same extent as if you remained continuously employed with the Company during such six (6) month period.

(ii) Notwithstanding any contrary provisions contained in the Performance Vesting Options, the vesting provisions of the Performance Vesting Options shall be amended and restated and shall be subject to vesting as follows:

a. 100% of the shares subject to the Performance Vesting Options shall vest upon the closing prior to December 31, 2012 of a Covered Transaction (as defined in the Option agreement) in which Astellas or an affiliate of Astellas acquires either (x) at least a majority of the Company’s outstanding voting shares or (y) all or substantially all of the Company’s assets and in which the Company and/or its stockholders are paid at least $100 million in cash or shares of publicly traded common stock (valued at the fair market value thereof as determined in good faith by the Board of Directors of the Company) at such closing.

b. 50% of the shares subject to the Performance Vesting Options shall vest upon the closing prior to December 31, 2012 of a Covered Transaction in which a party other than Astellas or an affiliate of Astellas acquires either (x) at least a majority of the Company’s outstanding voting shares or (y) all or substantially all of the Company’s assets and in which the Company and/or its stockholders are paid at least $100 million in cash or shares of publicly traded common stock (valued at the fair market value thereof as determined in good faith by the Board of Directors of the Company) at such closing.

c. Upon the consummation prior to June 30, 2012 of a corporate partnering, licensing or similar commercial transaction involving the Company’s AC430 drug candidate and in which the Company and/or its stockholders are entitled to be paid within thirty (30) days of the closing thereof, in cash or shares of publicly traded common stock (valued at the fair market value thereof as determined in good faith by the Board of Directors of the Company), (x) at least $15 million, then 50% of the shares subject to the Performance Vesting Options shall vest, or (y) at least $5 million but less than $15 million, then 25% of the shares subject to the Performance Vesting Options shall vest.

(iii) Notwithstanding any contrary provisions contained in the Options, the Options shall remain exercisable for a period of twelve (12) months following the Separation Date after which the Options shall expire, provided that no Option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof. Except as amended above, the options will continue to be governed by the terms of the operative Option agreements and the Plan.

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5. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Separation Agreement, you will not receive any additional compensation, bonus, severance or benefits from the Company after the Separation Date.

6. Expense Reimbursements. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses and any previously submitted and unpaid expenses pursuant to its regular business practice.

7. Return of Property. Promptly following the Separation Date, you agree to return to the Company all documents (and all copies thereof) belonging to the Company and all other property belonging to the Company that you have in your possession, including, but not limited to, all files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding the foregoing, you shall be entitled to keep the laptop computer and iPhone supplied to you by the Company. Your timely return of all such documents and other property is a condition precedent to your receipt of the benefits provided under this Separation Agreement.

8. Proprietary Information Obligations. You acknowledge and affirm your commitment to abide by your continuing obligations under your Employee Proprietary Information and Inventions Agreement (“PILA”).

9. Nonsolicitation Obligations. You agree that for a period of 12 months after the Separation Date, you will not, either directly or through others, solicit, induce or attempt to solicit or induce any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company.

10. Confidentiality. The provisions of this Separation Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided however, that: (a) you may disclose this Separation Agreement in confidence to your immediate family; (b) you may disclose this Separation Agreement in confidence to your attorneys, accountants, auditors, tax preparers and financial advisors; and (c) you may disclose this Separation Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agreed not to disclose the existence or terms of this Separation Agreement to any current or former Company employee, contractor or consultant.

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11. Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

12. No Admissions. You understand and agree that the promises and payments in consideration of this Separation Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13. Release of Claims. In exchange for the consideration under this Separation Agreement to which you would not otherwise be entitled, including but not limited to the severance benefits, and except as otherwise provided in this Separation Agreement, you hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, or affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Separation Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended) and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (A) any rights you may have under any of the Company’s D&O or other insurance policies, as applicable or the charter or bylaws of the Company; (B) any rights or claims you have to unemployment compensation, funds accrued in your 401(k) account or any vested equity incentives; (C) any rights that are not waivable as a matter of law; or (D) any claims arising from the breach by the Company of the Separation Agreement to which this Release is attached. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

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14. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You are advised by this writing, as required by the ADEA, that: (a) this release does not apply to any claims that may arise after you sign this Separation Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute the Separation Agreement earlier); (d) you have seven (7) days following the execution of this release to revoke this Separation Agreement (in a written revocation directed to me); and (e) this Separation Agreement will not be effective until the eighth day after you sign this Separation Agreement, provided that you have not earlier revoked this Separation Agreement. You will not be entitled to receive any of the benefits specified by this Separation Agreement unless and until it becomes effective.

15. Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

16. Miscellaneous. This Separation Agreement, along with Exhibit A and the PIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. Except as otherwise set forth herein, if any term of this Separation Agreement is inconsistent with or otherwise conflicts with the letter agreement dated January 21, 2009 between you and the Company, as amended, this Separation Agreement shall govern such subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Separation Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Separation Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Separation Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Separation Agreement and the provision in question will be modified so as to be rendered enforceable. This Separation Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Separation Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Separation Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Separation Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

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6.

If this Separation Agreement is acceptable to you, please sign below and return the fully signed Separation Agreement to the Company within 21 days of the date hereof. If you execute and return this Separation Agreement to the Company within 21 days of the date hereof (the “Consideration Period”), and allow it to become effective as specified below, then the terms and conditions set forth above in this Separation Agreement shall apply. If you do not sign and return this Separation Agreement to the Company within the Consideration Period, the offer contained in this Separation Agreement shall automatically expire.

We wish you the best in your future endeavors.

Sincerely,

Ambit Biosciences Corporation

By:	/s/ Michael A. Martino
Michael A. Martino
Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING SEPARATION AGREEMENT:

/s/ Christopher J. Morl
CHRISTOPHER J. MORL

Date: 1/25/2012

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

DO NOT SIGN UNTIL ON OR AFTER THE SEPARATION DATE

In consideration for the benefits set forth in my Separation Agreement dated January 25, 2012, to which this form is attached, I, Christopher J. Morl hereby generally and completely release, acquit and forever discharge Ambit Biosciences Corporation (the “Company”) and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively with the Company, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct or omissions occurring at any time prior to and including the date that I sign this Release and Waiver of Claims (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Human Rights Act, the California Law on Equal Rights, and the California Law on Equal Pay. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (A) any rights I may have under any of the Company’s D&O or other insurance policies, as applicable or the charter or bylaws of the Company; (B) any rights or claims I have to unemployment compensation, funds accrued in my 401(k) account or any vested equity incentives; (C) any rights that are not waivable as a matter of law; or (D) any claims arising from the breach of the Separation Agreement to which this Release is attached. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I also acknowledge that I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under the ADEA, that this Release is knowing and voluntary and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release granted herein does not relate to claims under the ADEA which may arise after this Release is executed; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release (although I may choose voluntarily to execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke my consent to this Release; and (e) this Release shall not be effective until the seven (7) day revocation period has expired unexercised (the “Release Effective Date”).

8.

I acknowledge my continuing obligations under my Employee Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the benefits I am receiving in exchange for my agreement to the terms of this Release is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release (and the Separation Agreement to which it is attached) constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

By:	/s/ Christopher J. Morl	Date:	1/25/2012
Christopher J. Morl

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